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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     We consent to the use in this Annual Report of NGAS Resources, Inc. on Form 10-KSB for the year ended December 31, 2004 of certain information from our report dated February 11, 2005 relating to our estimate of the proved oil and gas reserves and future net cash flows from the properties of Daugherty Petroleum, Inc. and to the reference to our firm in the Annual Report of NGAS Resources, Inc. on Form 10-KSB for the year ended December 31, 2004.

                                        WRIGHT & COMPANY, INC.


                                        By: /s/ D. Randall Wright
                                            ------------------------------------
                                            D. Randall Wright,
                                            President

Brentwood, Tennessee
February 11, 2005